FOR IMMEDIATE RELEASE

Digi International Announces Election of Satbir Khanuja, Ph.D. and Girish Rishi to Board of
Directors

MINNETONKA, Minn. (June 4, 2013) – Digi International® Inc. (NASDAQ: DGII, www.digi.com) today announced that Satbir Khanuja, Ph.D., president and CEO of DataSphere Technologies, and Girish Rishi, senior vice president, Enterprise Solutions at Motorola Solutions, have been appointed as directors.

“We are extremely pleased to welcome these two outstanding individuals to the Digi Board of Directors,” said Joe Dunsmore, president and CEO, Digi International. “We believe Satbir’s demonstrated acumen in marketing strategy and experience with cloud-based business strategies will provide significant benefits to us given our focus on cloud-based solutions. We expect Girish’s insights from building category-leading, solutions-focused, global businesses to be enormously valuable, especially as we evolve our Etherios division.”

Dr. Khanuja has been president and CEO of DataSphere Technologies, one of the fastest-growing online marketing companies in the U.S., since 2008. From 2006 to 2008, Dr. Khanuja was with SecondSpace, Inc., an online services company operating a network of immersive lifestyle-oriented websites, where he last served as senior vice president of marketing and business development. From 1999 to 2006, Dr. Khanuja was with Amazon.com in a variety of roles, including, vice president IMDb.com and Amazon In-Theater, and vice president, worldwide traffic. Prior to his work with Amazon, Dr. Khanuja was an engagement manager with McKinsey & Company from 1998 to 1999.

Mr. Rishi has served as senior vice president, Enterprise Solutions for Motorola Solutions, since January 2013. Prior to that, he was corporate vice president, enterprise mobile computing from 2010 through 2012, and vice president, applications and data solutions from 2007 to 2009, also for Motorola. Prior to joining Motorola in 2005, Mr. Rishi was senior vice president, marketing and strategy at Matrics, Inc., a radio frequency identification systems company purchased by Symbol Technologies, from 2003 to 2004. Earlier on, he worked for Symbol Technologies, Inc. from 1995 to 2003 and held positions of increasing responsibility, starting in product management and eventually leading the Europe, Middle East and Africa region.

About Digi International

Digi International is the M2M expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications.  Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world.  For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

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